UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): August 2, 2007
                                                           --------------

                              FIRST BANCSHARES, INC.
                              ----------------------
             (Exact name of registrant as specified in its charter)


        Missouri                    000-22842                 43-1654695
----------------------------      ------------          ------------------
(State or other jurisdiction      (Commission             (I.R.S. Employer
of incorporation)                 File number)          Identification No.)


142 East First Street, Mountain Grove, Missouri                  65711
-----------------------------------------------               ---------
(Address of principal executive office)                       (Zip code)


Registrant's telephone number, including are code: (417) 926-5151


                                       NA
        -----------------------------------------------------------
       (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:



[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

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Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition

On August 2, 2007, First Bancshares, Inc. issued a news release announcing earnings for the quarter ended June 30, 2007. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein, by reference.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

       d) Exhibits.

         99.1 Press Release of First Bancshares, Inc., dated August 2, 2007.

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                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 2, 2007               FIRST BANCSHARES, INC.


                                   /s/Ronald J. Walters
                                   ---------------------------------
                                   Ronald J. Walters
                                   Senior Vice President and Chief Financial
                                   Officer
                                  (Principal Financial and Accounting Officer)

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                                    Exhibit Index
                                    -------------
Exhibit
Number                          Description of Exhibit
-------                         ----------------------
99.1        Press Release of First Bancshares, Inc. dated August 2, 2007

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      FIRST BANCSHARES, INC. ANNOUNCES FOURTH QUARTER FISCAL 2007 RESULTS

Mountain Grove, Missouri (August 2, 2007) - First Bancshares, Inc. (NASDAQ - FstBksh : FBSI), the holding company for First Home Savings Bank ("Bank"), today announced earnings for the fourth quarter and for its fiscal year ended June 30, 2007.

For the quarter ended June 30, 2007, the Company had net income of $7,000, or $0.01 per share - diluted, compared to a net loss of ($567,000), or ($0.36) per share - diluted for the comparable period in 2006. Net income for the year ended June 30, 2007 was $272,000, or $0.18 per share - diluted, compared to a net loss of ($173,000), or ($0.11) per share - diluted for the year ended June 30, 2006. The changes from a net loss for both the quarter and year ended June 30, 2006 to net income for both the quarter and year ended June 30, 2007 are attributable to a reduction in the provision for loan losses and an increase in non-interest income for the fiscal 2007 periods. These items were partially offset by decreases in net interest income and increases in compensation and benefits expense, occupancy expense and professional fees.

The $1.1 million or 72.0% decrease in the provision for loan losses during the year ended June 30, 2007 compared to the year ended June 30, 2006 was the result of increased efforts to resolve potential problem credits and a decrease, with a couple of exceptions noted below, in the number of credits that became problems.

The $823,000 or 55.6% increase in non-interest income during the year ended June 30, 2007 compared to the comparable period in 2006 was the result of a gain of $177,000 on the sale of securities, as compared to losses and write downs totaling $422,000 in fiscal 2006, gains on the sale of loans totaling $140,000 during the year ended June 30, 2007 from the operations of the loan origination office which was established in March 2007, and a gain of $58,000 on sale of property and equipment and real estate owned compared to a loss of $380,000 on such sales in fiscal 2006. These items were partially offset by write downs on real estate held for investment totaling $271,000 and a decrease of $71,000 in service charges and other fee income during the year ended June 30, 2007.

Net interest income decreased $556,000 or 8.0% during the year ended June 30, 2007 compared to fiscal 2006 as the result of costs on interest-bearing liabilities increasing more rapidly than the yields on interest-bearing assets during the fiscal year. During the year ended June 30, 2007 the Company's net interest margin decreased to 3.01% from 3.21% for the year ended June 30, 2006.

Non-interest expense increased $942,000 or 13.2% to $8.1 million for the year ended June 30, 2007 compared to $7.2 million for the comparable period in 2006. The increase was primarily attributable to an increase of $314,000 in compensation and benefits as a result of additional staffing for the new branch and the loan origination office, and filling open positions at the senior management level. Occupancy expense increased $422,000 as the result of the opening of the new branch and the loan origination office. Professional fees increased due to personnel turnover during the report preparation for fiscal 2006 requiring use of outside accountants and additional time required on the part of auditors and attorneys.

Total consolidated assets at June 30, 2007 were $241.3 million, compared to $228.4 million at June 30, 2006, representing an increase of $12.9 million, or 5.6%. Stockholders' equity at June 30, 2007 was $26.5 million, or 10.9% of assets, compared with $26.3 million, or 11.5% of assets, at June 30, 2006. Book value per common share increased to $17.07 at June 30, 2007 from $16.93 at June 30, 2006. The increase in equity was primarily attributable to net income of $272,000 for the year ended June 30, 2007, which was partially


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offset by a negative $27,000, net of income taxes, in the market value of available-for-sale securities, the payment of dividends of $124,000 and the repurchase of common stock totaling $27,000.

Net loans receivable increased $17.0 million, or 12.0%, to $159.0 million at June 30, 2007 from $142.0 million at June 30, 2006. Growth of net loans receivable includes increases of $3.9 million, $4.4 million and $8.1 million in residential first mortgage loans, commercial real estate loans and consumer loans, including second mortgages, respectively. These increases were partially offset by a decrease of $3.3 million in commercial business loans. Customer deposits increased $10.9 million, or 6.1%, to $190.1 million at June 30, 2007 from $179.1 million at June 30, 2006. Non-performing assets decreased during the forth fiscal quarter by $214,000 to $3.3 million at June 30, 2007 from $3.5 million at March 31, 2007. Non-performing assets totaled $1.3 million at June 30, 2006. The increase between fiscal years is primarily the result of loans with two borrowers which became non-performing. In one case, a borrower with loans totaling $1.6 million, filed for bankruptcy protection and offered a reorganization plan. However, recent events strongly indicate that the collateral will be liquidated. In the other case, a $620,000 loan became non-performing when a pending sale of the collateral property failed to materialize. The collateral is currently being liquidated. There are Small Business Administration guarantees on these loans and the losses anticipated, based on estimated liquidation values, which exceed the guarantees have been provided for in the allowance for loan losses at June 30, 2007. The provision for loss on these loans for the quarter ended June 30, 2007 was approximately $256,000 and the total provision for loss on these loans at June 30, 2007 was approximately $580,000. During the year ended June 30, 2007, the allowance for loan losses increased by $218,000, from $2.5 million to $2.7 million, while the ratio of the allowance to gross loans remained at 1.67%.

The Company ended a stock repurchase plan that had been in effect since May 28, 2004. The plan had authorized the repurchase of up to 164,336 shares of common stock. When the plan was ended on May 25, 2007, a total of 95,418 shares had been repurchased at a cost of $1,965,000 or an average cost of $20.59 per share. During the quarter ended June 30, 2007, 500 shares of common stock were purchased at a cost of $16.06 per share.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri, and a loan origination office in Springfield, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral "forward-looking statements," including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; technology, and our employees. The following factors, among others, could cause the Company's financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services' laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filing with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Daniel P. Katzfey, President and Chief Executive Officer
         (417) 926-5151

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                     First Bancshares, Inc. and Subsidiaries
                               Financial Highlights
                     (In thousands, except per share amounts)

                                     Quarter Ended           Year Ended
                                        June 30,               June 30,
                                  --------------------    -------------------
                                     2007       2006        2007       2006
                                  ---------  ---------    --------   --------
Operating Data:

Total interest income              $  3,643   $  3,242    $ 13,724   $ 12,913

Total interest expense                2,007      1,593       7,354      5,987
                                   --------   --------    --------   --------
Net interest income                   1,636      1,649       6,370      6,926

Provision for loan losses               146        607         426      1,520
                                   --------   --------    --------   --------
Net interest income after provision
 for loan losses                      1,490      1,042       5,944      5,406

Non-interest income                     385        (46)      2,304      1,481

Non-interest expense                  2,014      1,584       8,093      7,151
                                   --------   --------    --------   --------
Income (loss) before income tax        (139)      (588)        155       (264)

Income tax benefit                     (146)       (21)       (117)       (91)
                                   --------   --------    --------   --------
Net income (loss)                  $      7   $   (567)   $    272   $   (173)
                                   ========   ========    ========   ========
Net income (loss) per share-basic  $   0.01   $  (0.36)   $   0.18   $  (0.11)
                                   ========   ========    ========   ========
Net income (loss) per share-
 diluted                           $   0.01   $  (0.36)   $   0.18   $  (0.11)
                                   ========   ========    ========   ========



                                        At June 30,
                                   ----------------------
Financial Condition Data:            2007          2006
                                   ---------    ---------
Total assets                       $ 241,331    $ 228,395

Loans receivable, net                158,993      141,987

Non-performing assets                  3,335        1,341

Cash and cash equivalents, including
 interest-bearing deposits            21,030       23,474

Investment securities                 42,854       43,921

Customer deposits                    190,090      179,141

Borrowed funds                        24,103       22,000

Stockholders' equity                  26,468       26,291

Book value per share               $   17.07    $   16.93

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